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EXHIBIT 99.1

Press Release

For more information, contact:

Financial:	Fred Hall	Investor Relations:	Susan Pope
	Chief Financial Officer		IR Specialist
	(503) 626-7117		(503) 526-7498

For Immediate Release

IMS ANNOUNCES SECOND QUARTER 2001 RESULTS

    Beaverton, OR—July 18, 2001—Integrated Measurement Systems, Inc. (NASDAQ: IMSC) announced results for its second quarter. Net sales for the second quarter were $12.5 million, a 40% decrease from the $20.9 million reported for the second quarter of 2000. Year-to-date revenues through June 30, 2001 were $31.0 million, down 15% from the comparable period last year. Excluding expenses associated with the Company's pending merger with Credence Systems Corporation, the Company earned net income per share for the quarter of $0.00, compared with $0.42 for the second quarter of 2000. For the year-to-date, net income per share, excluding merger related expenses, was $0.22, compared with $0.65 before the cumulative effect of an accounting change for the comparable period in 2000. Including the impact of merger related expenses, the Company incurred a net loss per share for the quarter of $0.11 and earned net income per share of $0.11 for the year-to-date.

    "We expected this quarter to be difficult and it proved to be even more so than we had estimated," said Keith Barnes, President and Chief Executive Officer. "Toward the end of last quarter, we became concerned about the impact the current industry downturn was having on our business. We took steps at that time to lower our expense run rate and as a result, we were able to break even excluding merger related expenses during this very difficult selling quarter. These steps, along with attention to cash collections, also had a positive impact on cash flow as we increased our cash balances by $1.5 million during a soft revenue quarter."

    Mr. Barnes added, "There were other positives during the quarter as well. We sold our first Vanguard 550, mixed signal revenues were a very solid $4.7 million and our memory system sales at $2.2 million were the highest yet for that product. Additionally, the pending merger with Credence continues to move along well on both the legal and integration planning fronts. Although the short term visibility continues to be murky, we feel confident that we are well positioned to take advantage of the anticipated industry upturn when it occurs."

    The Company will hold a conference call tomorrow, July 19, 2001, at 8:30 a.m. Pacific Daylight Time. The session will include brief remarks and a question and answer period. The call can be accessed by calling 800-834-5966 (confirmation number 19252179) or via live audio webcast at either www.ims.com (Investor Relations) or www.streetfusion.com. A replay will be available at www.ims.com (Investor Relations).

    Except for the historical information herein, the statements contained in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 which are based on current expectations, estimates and projections about the Company's business, management's beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the cyclical nature of the semiconductor industry, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the timing of customer acceptances, high concentration of revenue from a single customer, a disproportionate amount of orders booked toward the end of any quarter, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

    IMS designs, manufactures, markets and services a family of versatile, high-performance engineering validation systems used to verify and characterize complex electronic devices. In addition, the Company develops and markets a line of Virtual Test™ Software products that allow IC test development and simulation before first-silicon.

    For additional company information, see the IMS Web sites at www.ims.com and www.imsvirtualtest.com.

Integrated Measurement Systems, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2001	2000	2001	2000
Revenues
Systems	$9,000	$16,794	$22,623	$28,396
Software	917	1,524	3,256	3,252
Service	2,548	2,543	5,107	4,956

Net revenues	12,465	20,861	30,986	36,604

Cost of Revenues
Systems	3,990	6,376	9,488	11,035
Software	248	274	567	623
Service	1,017	1,121	2,149	2,188

Total cost of revenues	5,255	7,771	12,204	13,846

Gross margin	7,210	13,090	18,782	22,758
Operating Expenses
Research, development and engineering	2,658	2,447	5,185	4,453
Selling, general and administrative	5,028	5,695	11,585	10,633
Merger expenses	1,375	—	1,375	—

Total operating expenses	9,061	8,142	18,145	15,086

Operating income (loss)	(1,851)	4,948	637	7,672
Interest income	452	366	976	674
Other expense, net	40	81	(124)	58

Income (loss) before provision for income taxes and cumulative effect of accounting change	(1,359)	5,395	1,489	8,404
Provision for (benefit from) income taxes	(462)	1,834	506	2,857

Income (loss) before cumulative effect of accounting change	(897)	3,561	983	5,547
Cumulative effect of accounting change	—	—	—	(7,317)

Net income (loss)	$(897)	$3,561	$983	$(1,770)

Basic earnings (loss) per share:
Income before cumulative effect of accounting change	$(0.11)	$0.45	$0.12	$0.71
Cumulative effect of accounting change	—	—	—	(0.94)

Net income (loss)	(0.11)	$0.45	0.12	$(0.23)

Diluted earnings (loss) per share:
Income before cumulative effect of accounting change	$(0.11)	$0.42	$0.11	$0.65
Cumulative effect of accounting change	—	—	—	(0.85)

Net income (loss)	$(0.11)	$0.42	$0.11	$(0.20)

Shares used for basic earnings per share	7,904	7,828	7,905	7,774

Shares used for diluted earnings per share	7,904	8,529	8,520	8,579

Integrated Measurement Systems,Inc.
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	As of June 30, 2001	As of December 31, 2000
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,499	$18,312
Short-term investments	32,003	23,215
Trade receivables, less allowance for doubtful accounts of $318 and $376	7,585	11,480
Inventories, net	12,921	10,984
Inventories at customer sites	621	2,937
Deferred income taxes	3,808	3,808
Income taxes receivable	—	1,247
Prepaid expenses and other current assets	4,133	4,425

Total current assets	67,570	76,408
Property, Plant and Equipment, net	10,190	10,121
Service Spare Parts, net	3,410	3,125
Software Development Costs, net	3,183	3,519
Other Assets, net	230	427

Total assets	$84,583	$93,600

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,045	$2,280
Payable to Cadence, net	429	92
Accrued compensation	1,543	2,076
Accrued warranty	1,016	1,290
Deferred systems revenue	1,683	10,603
Other deferred revenue	3,153	3,103
Other current liabilities	1,866	2,293
Income taxes payable	186	—
Capital lease obligations—current	135	213

Total current liabilities	12,056	21,950
Deferred Income Taxes	1,357	1,357
Deferred Compensation	1,828	1,772
Shareholders' Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 15,000,000 shares authorized; 7,950,020 and 7,935,320 shares issued and outstanding	79	79
Additional paid-in capital	45,709	45,871
Retained earnings	23,554	22,571

Total shareholders' equity	69,342	68,521

Total liabilities and shareholders' equity	$84,583	$93,600

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IMS ANNOUNCES SECOND QUARTER 2001 RESULTS
Integrated Measurement Systems, Inc. Consolidated Statements of Operations (In thousands, except per share amounts) (Unaudited)
Integrated Measurement Systems,Inc. Consolidated Balance Sheets (Dollars in thousands, except share data)